SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C.  20549


                                          FORM 8-K



                                       CURRENT REPORT
                           Pursuant to Section 13 or 15(d) of the
                               Securities Exchange Act of 1934



                     Date of Report (Date of earliest event reported):
                                      October 10, 1996



                                 CONTINENTAL AIRLINES, INC.
                   (Exact name of registrant as specified in its charter)



   Delaware                          0-09781                   74-2099724
(State or other                    (Commission               (IRS Employer
jurisdiction of                    File Number)            Identification No.)
incorporation)



2929 Allen Parkway, Suite 2010, Houston, Texas                    77019
  (Address of principal executive offices)                     (Zip Code)


                                       (713) 834-2950
                    (Registrant's telephone number, including area code)

Item 5.     Other Events.

On October 10, 1996, Continental Airlines, Inc. issued a press release, which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

The following information contains forward looking statements, and certain assumptions upon which such forward looking statements are in part based. Numerous important factors, including those factors identified as Risk Factors set forth under the captions "Risk Factors - Risk Factors Relating to the Company" and "- Risk Factors Relating to the Airline Industry" in the Company's registration statement on Form S-4 (Registration No. 333-12171), which factors are incorporated herein by reference and filed as Exhibit 99.2 hereto, and the fact that the assumptions set forth below could prove incorrect, could cause actual results to differ materially from those contained in such forward looking statements.


                                                 GROWTH PLAN REMAINS FLEXIBLE
                                                      Committed Aircraft




                                                12/31/94          9/30/96          12/31/99 (E)        ||     Options
                                                                                                       ||
Core Fleet                                                                                             ||
                                                                                                       ||
  737-300/500/600/700/800                              80              102                209          ||      80
                                                                                                       ||
  MD-80                                                67               67                 62          ||       -
                                                                                                       ||
  757                                                  11               17                 25          ||      16
                                                                                                       ||
  DC10-10/30                                           11               14                 16          ||       -
                                                                                                       ||
Stage II/Retired                                                                                       ||
                                                                                                       ||
  DC-9-30                                              31               30                  0          ||       -
                                                                                                       ||
  737-100/200                                          31               30                  0          ||       -
                                                                                                       ||
  727-200                                              52               31                  0          ||       -
                                                                                                       ||
  A300                                                 21                0                  0          ||       -
                                                                                                       ||
  747-100/200                                           3                0                  0          ||       -
                                                                                                       ||
Continental Micronesia                                 23               23                  5*         ||       -
                                                                                                       ||
  Total                                               330              314                317          ||      96

CONTINENTAL FLEET TYPES                                 9                7                  4

Average Age (years)                                  13.4             14.1                8.2

*Continental Micronesia Fleet Plan not finalized

                                                Replacement Decision Expected
                                               to have Positive Future Results*




                                          ---------------------Estimated--------------------
($Millions)                               1996         1997        1998         1999         2000          2001
Aircraft Ownership                            -          6           (56)         (116)        (121)         (125)

Maintenance/Inventory                         -         30            78           135          153           157

Fuel                                          -          1            20            49           67            69

Pilots/Training                               -         (9)          (11)           (2)          16            15

Other                                      (128)         -             -             -            -             -

  Total Pre-Tax                            (128)        28            31            66          115           116


*See special note concerning forward looking statements on page 2 and see Assumptions in Appendix A, below.

                                          Financing at Reasonable Rates is Available


Continental's blended EETC rate is approximately 8%*

($Millions)                                             1997           1998          1999         Total
Expected EETC Financing                                 $450          $1,250        $1,050        $2,750

Debt Commitments in Place                                                                          1,170

     Net Financing Required                                                                       $1,580


*Based on current trading levels

Remainder of acquisition cost expected to be provided by third party lease equity or internal cash flow

                                  Appendix A - Assumptions

Aircraft Ownership
All new aircraft leased assuming a lease factor of .80% per month.

All old aircraft are assumed to continue as leased or owned with leases on leased aircraft being renewed at market rates and the cost of hushkits and upgraded interiors being 100% financed by Continental at 9.5% and depreciated over 10 to 15 years depending on fleet type.

Aircraft ownership compares the ownership costs of new aircraft versus old aircraft had they been refurbished with hushkits and upgraded interiors. In addition, new aircraft provide a utilization benefit because there is less time allocated for planned and unplanned maintenance. Initial pilot training is capitalized for the new 737-600/800 fleet types. As a result of the write-down of owned aircraft, depreciation related to the owned aircraft was reduced.

Maintenance/Inventory
Maintenance expense savings are determined based on the difference between the planned hangar schedule for new versus old aircraft (comparison by fleet type by maintenance event at budgeted cost per event). Maintenance overhead expense is reduced by $15 million per year based on eliminating fleet-specific expenses for the three retired fleet types.

As a result of the inventory write-down to net realizable value, future depreciation of related inventory will be reduced.

Fuel Expense - Fuel expense savings are calculated based on the planned block hour fuel burn rates for new versus old aircraft, using a base price per gallon of $.575 (1996 dollars).

Pilot/Training
Pilot expense savings will result as 3-pilot 727s are replaced with 2-pilot 737-800s.

737-500 initial pilot training and all "cascade" training that will result as new replacement aircraft enter service are expensed when incurred. Expense is calculated by forecasting the number of training cycles required at an average cost per training cycle versus training cycles required had stage II aircraft remained.

Annual pilot training expense will be reduced on average by $2 million as the number of fleet types decreases (less cascade training required with fewer fleet types).

Other - Other costs in 1996 consist of a non-recurring charge due to the write-down of inventory and other expenses related to the stage II aircraft being retired.

General - Inflation is assumed to be three percent per year during this time period.

Item 7.   Financial Statements and Exhibits.

(c)  Exhibits

     99.1  Press Release

     99.2  Risk Factors
                                          SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 CONTINENTAL AIRLINES, INC.



                                                 By /s/ Jeffery A. Smisek
                                                    Jeffery A. Smisek
                                                    Senior Vice President and
                                                      General Counsel

October 10, 1996

                                                                 Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: CORPORATE COMMUNICATIONS
         (713) 834-5080

CONTINENTAL AIRLINES ANNOUNCES NEW BOEING JET ORDER

       HOUSTON, Oct. 10, 1996 -- Continental Airlines, Inc. (NYSE:
CAI.B and CAI.A) today announced an order for 60 firm 737-500 and the new -600 model aircraft that will replace 60 older, less efficient 737-100, 737-200 and DC-9 aircraft between July 1997 and December 1999. By the end of 1999, Continental will reduce major aircraft types from seven to four and have one of the youngest fleets in the industry. The new aircraft will put Continental in full compliance with stringent federal Stage III noise requirements.

       "This order represents the final major decision of our five-year flexible growth initiative. Combined with other orders, Continental will have one of the youngest and most economical fleets in the world," said Gordon Bethune, chairman of the board and chief executive officer of Continental Airlines.

                                      Younger Fleet Age

       The combination of the new order announced today, along with the previously announced Boeing aircraft order, will drop
Continental's fleet age from a current average of 14.1 years to 8.2 years by the end of 1999.

                         Economic Analysis and Operational Benefits

Continental's decision to order the new aircraft came after extensive analysis of the cost of hushkitting, refurbishing and operating the airline's existing aircraft versus purchasing and operating new aircraft. Continental found it more economical to operate newer, more efficient aircraft while being more responsive to its customers' preferences.

       By the end of 1999, approximately 60 percent of Continental's aircraft will consist of common-rated Boeing 737 series aircraft --
including the -300, -500, -600 , -700 or -800 models.   The common
fleet type allows for greater flexibility for flight crew assignments, simplifies maintenance and reduces the spare part inventory costs.

       Additionally, the common fleet type will allow the airline to better match passenger demand with the correct size aircraft on relatively short notice. This will permit the airline to fly routes more profitably.

                                           -more-
Boeing Order/Page 2

                               Newer Fleet Benefits Customers

       Continental customers will enjoy several benefits of the new planes, including more spacious cabins, faster cruising speeds and shorter flight times on many routes. Additionally, new aircraft will be equipped with handset phones with facsimile capabilities at the passenger seat, inflight entertainment systems and additional ability to use personal computers while on board.

                                    Financing Commitment

       Continental plans to finance all new aircraft using enhanced equipment trust certificates (EETC) or similar financing. In 1996, the company completed two EETC financings totaling more than $660 million. Continental's current EETC's are trading at a blended rate of approximately 8 percent.

        The company has received commitments of approximately $690 million of backstop financing for the new orders, which when added to existing commitments brings the company's total backstop financing commitments to $1.365 billion.

                                       One-Time Charge

       As a result of the decision to retire older aircraft and return leased aircraft being replaced by the new aircraft ordered, Continental will take a non-recurring charge of $77 million ($128 million on a pre-tax basis) during the third quarter of 1996, principally due to a write-down of associated inventory and other related expenses of the aircraft being retired. Continental expects to release its third quarter results on Oct. 16.

                            Five-Year Flexible Growth Initiative

       The company's previously announced five-year initiative focuses on moderate growth at Continental's hub franchises in Newark, Houston, Guam and Cleveland -- provided market conditions permit profitability. The mix of new aircraft and the ability to control the number of leased aircraft allow the airline to decide how much to grow. Under the flexible fleet initiative, Continental can adjust annual departure growth between the range of zero to 2.8 percent domestically, and zero to 8.2 percent internationally over the next five years. A schedule of Continental's fleet plan is attached.

                                           -more-
Boeing Order/Page 3

                                     Continental Profile

       Continental Airlines is the fifth largest airline in the U.S., offering more than 2,100 jet and Express departures daily to 136 domestic and 57 international destinations. Operating major hubs in Newark, Houston, Guam and Cleveland, Continental is strategically positioned for transcontinental travel, and offers extensive service to Latin America and Europe via its Houston and Newark gateways. Continental was recently ranked the top airline in customer satisfaction among the nine major U.S. carriers on long-haul (500+ miles) flights, based on an independent survey of frequent flyers conducted by J. D. Power and Associates in conjunction with Frequent Flyer magazine.

###

96127


Attachment


                                   Aircraft Order Summary

Continental has a very flexible fleet plan. Continental's committed fleet (current aircraft plus firm orders less all lease expirations) is shown below:

                                Continental's Committed Fleet

                                      Scheduled/      1999 YE                    Orders
Aircraft         Current      Potential*              Committed                  After
  Type           Aircraft     Firm    Retirement       Aircraft      Options      1999
737-300/           102         108       (1)             209            80          -
  500/600/
  700/800
MD-80               67           2       (7)              62             -          -
757                 17           8        -               25            16          -
DC-10-10/30         14           7       (5)              16             -          -
DC-9-30             30           -      (30)               0             -          -
737-100/200         30           -      (30)               0             -          -
727-200             31           -      (31)               0             -          -
777                  -           -        -                0             -          5
Continental
 Micronesia         23           -      (18)               5**           -          -

Total              314         125      122              317            96          5

Continental
 Fleet
 Types               7                                     4

Average Age
 (years)          14.1                                   8.2



*    Scheduled Retirement - 91
     Potential Retirement - 31

**  Continental Micronesia fleet plan has not been finalized

                                                                Exhibit 99.2


[The following material is reproduced from pages 26-30 of the referenced registration statement filed with the Securities and Exchange Commission on September 17, 1996.]

Risk Factors Relating to the Company

Continental's History of Operating Losses

Although Continental recorded net income of $224 million in 1995 and $255 million in the six months ended June 30, 1996, it had experienced significant operating losses in the previous eight years. In the long term, Continental's viability depends on its ability to sustain profitable results of operations.

Leverage and Liquidity

Continental has successfully negotiated a variety of agreements to increase its liquidity during 1995 and 1996. Nevertheless, Continental remains more leveraged and has significantly less liquidity than certain of its competitors, several of whom have available lines of credit and/or significant unencumbered assets. Accordingly, Continental may be less able than certain of its competitors to withstand a prolonged recession in the airline industry.

As of June 30, 1996, Continental and its consolidated subsidiaries had approximately $1.7 billion (including current maturities) of long-term indebtedness and capital lease obligations and had approximately $867 million of minority interest, Continental-obligated mandatorily redeemable preferred securities of subsidiary trust, redeemable warrants, redeemable preferred stock and common stockholders' equity. Common stockholders' equity reflects the adjustment of the Company's balance sheet and the recording of assets and liabilities at fair market value as of April 27, 1993 in accordance with fresh start reporting.

During the first and second quarters of 1995, in connection with negotiations with various lenders and lessors, Continental ceased or reduced contractually required payments under various agreements, which produced a significant number of events of default under debt, capital lease and operating lease agreements. Through agreements reached with the various lenders and lessors, Continental has cured all of these events of default. The last such agreement was put in place during the fourth quarter of 1995.

As of June 30, 1996, Continental had approximately $825 million of cash and cash equivalents, including restricted cash and cash equivalents of $104 million. Continental does not have general lines of credit and has significant encumbered assets.

Continental had firm commitments with The Boeing Company ("Boeing") to take delivery of 43 new jet aircraft during the years 1997 through 2002 with an estimated aggregate cost of $2.6 billion. Continental has recently amended the terms of its commitments with Boeing to take delivery of a total of 61 jet aircraft during the years 1997 through 2003 with options for an additional 23 aircraft. The estimated aggregate cost of the firm-commitment aircraft is $2.7 billion. These amendments changed the aircraft mix and timing of delivery of aircraft, in order to more closely match Continental's anticipated future aircraft needs. In addition, the Company took delivery of three Beech 1900-D aircraft in the second quarter of 1996 and an additional four such aircraft are scheduled to be delivered later in 1996. The Company currently anticipates that the firm financing commitments available to it with respect to its acquisition of new aircraft from Boeing and Beech Acceptance Corporation ("Beech") will be sufficient to fund all new aircraft deliveries scheduled during 1996, and that it will have remaining financing commitments from aircraft manufacturers of $676 million for jet aircraft deliveries beyond 1996. However, the Company believes that further financing will be needed to satisfy the remaining amount of such capital commitments. There can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures not covered by firm financing commitments. Continental has also entered into letters of intent or agreements with several outside parties to lease four DC10-30 aircraft and to purchase three DC10-30 aircraft and two MD-80 aircraft. These nine aircraft are expected to be delivered by mid-year 1997, and Continental expects to finance the aircraft to be purchased from available cash or from third-party sources. The Company's wholly-owned subsidiary, Continental Express, Inc. ("Express"), recently announced an order for EMB-145 regional jets. Express' order, which is for 25 firm aircraft and 175 option aircraft, is structured so that Express will lease, under operating leases, the aircraft it takes under the aircraft order, and neither Express nor Continental will have any obligation to take aircraft which are not financed by a third party and leased to Express. Continental will guarantee Express' obligations under the operating leases.

For 1996, Continental expects to incur cash expenditures under operating leases relating to aircraft of approximately $568 million, compared with $521 million for 1995, and approximately $229 million relating to facilities and other rentals, the same amount as for 1995. In addition, Continental has capital requirements relating to compliance with regulations that are discussed below. See "--Regulatory Matters."

CMI recently consummated a $320 million secured term loan financing with a group of banks and other financial institutions. The loan was made in two tranches -- a $180 million five-year amortizing term loan and a $140 million seven-year amortization extended loan. Each tranche bears interest at a floating rate. The loan is secured by the stock of CMI and substantially all its unencumbered assets, consisting primarily of CMI's route authorities, and is guaranteed by Continental and Air Micronesia, Inc. (CMI's parent company).

CMI used the net proceeds of the financing to prepay $160 million in principal amount of indebtedness to an affiliate of General Electric Company (General Electric Company and affiliates, collectively "GE") and to pay transaction costs, and Continental used the $136 million in proceeds received by it as an indirect dividend from CMI, together with approximately $28 million of cash on hand, to prepay approximately $164 million in principal amount of indebtedness to GE. The bank financing does not contain any restrictive covenants at the Continental parent level, and none of the assets of Continental Airlines, Inc. (other than its stock in Air Micronesia, Inc.) is pledged in connection with the new financing.

The bank financing contains significant financial covenants relating to CMI, including maintenance of a minimum fixed charge coverage ratio, a minimum consolidated net worth and minimum liquidity, and covenants restricting CMI's leverage, its incurrence of certain indebtedness and its pledge of assets. The financial covenants also limit the ability of CMI to pay dividends to Continental.

On July 2, 1996, the Company announced its plan to expand its gates and related facilities in Terminal B as well as planned improvements at Terminal C at Continental's Houston Intercontinental Airport hub. The expansion is expected to cost approximately $115 million, which the Company expects will be funded principally by the issuance of tax-exempt debt by the applicable municipal authority. In connection therewith, the Company expects to enter into long-term leases (or amendments to existing leases) with the applicable municipal authority containing rental payments sufficient to service the related tax-exempt debt.

Aircraft Fuel

Since fuel costs constitute a significant portion of Continental's operating costs (approximately 12.5% for the year ended December 31, 1995 and 12.8% for the six months ended June 30, 1996), significant changes in fuel costs would materially affect the Company's operating results. Jet fuel prices have recently increased. Fuel prices continue to be susceptible to international events, and the Company cannot predict near or longer-term fuel prices. The Company has entered into petroleum option contracts to provide some short-term protection (currently approximately six months) against a sharp increase in jet fuel prices. In the event of a fuel supply shortage resulting from a disruption of oil imports or otherwise, higher fuel prices or curtailment of scheduled service could result.

Certain Tax Matters

The Company's United States federal income tax return reflects net operating loss carryforwards ("NOLs") of $2.5 billion, subject to audit by the Internal Revenue Service, of which $1.2 billion are not subject to the limitations of Section 382 of the Internal Revenue Code ("Section 382"). As a result, the Company will not pay United States federal income taxes (other than alternative minimum tax) until it has recorded approximately an additional $1.2 billion of taxable income following December 31, 1995. For financial reporting purposes, Continental began accruing tax expense on its income statement during the second quarter of 1996.
Section 382 imposes limitations on a corporation's ability to utilize NOLs if it experiences an "ownership change." In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. The sale of the Company's common stock in the Secondary Offering (as defined in and described under "Recent Developments") gave rise to an increase in percentage ownership by certain stockholders for this purpose. Based upon the advice of its counsel, Cleary, Gottlieb, Steen & Hamilton, the Company believes that such percentage increase did not give rise to an ownership change under
Section 382. However, no assurance can be given that future transactions, whether within or outside the control of the Company, will not cause a change in ownership, thereby substantially limiting the potential utilization of the NOLs in a given future year. In the event that an ownership change should occur, utilization of Continental's NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of the Company's stock (including both common and preferred stock) at the time of the ownership change by the applicable long-term tax exempt rate (which was 5.80% for August 1996). Unused annual limitations may be carried over to later years, and the amount of the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an ownership change were to occur, Continental's NOL utilization would be limited to approximately $90 million per year.

In connection with the Company's 1993 reorganization under Chapter 11 of the U.S. bankruptcy code effective April 27, 1993 (the "Reorganization") and the recording of assets and liabilities at fair market value under the American Institute of Certified Public Accountants' Statement of Position 90-7 - "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), the Company recorded a deferred tax liability at April 27, 1993, net of the amount of the Company's estimated realizable NOLs as required by Statement of Financial Accounting Standards No. 109 - "Accounting for Income Taxes." Realization of a substantial portion of the Company's NOLs will require the completion during the five-year period following the Reorganization of transactions resulting in recognition of built-in gains for federal income tax purposes. The Company has consummated one such transaction, which had the effect of realizing approximately 40% of the built-in gains required to be realized over the five-year period, and currently intends to consummate one or more additional transactions. If the Company were to determine in the future that not all such transactions will be completed, an adjustment to the net deferred tax liability of up to $116 million would be charged to income in the period such determination was made.

CMI

CMI's operating profit margins have consistently been greater than the Company's margins overall. In addition to its non-stop service between Honolulu and Tokyo, CMI's operations focus on the neighboring islands of Guam and Saipan, resort destinations that cater primarily to Japanese travelers. Because the majority of CMI's traffic originates in Japan, its results of operations are substantially affected by the Japanese economy and changes in the value of the yen as compared to the dollar. Appreciation of the yen against the dollar during 1993 and 1994 increased CMI's profitability and a decline of the yen against the dollar may be expected to decrease it. The yen has declined against the dollar during 1996 as compared to 1995. To reduce the potential negative impact on CMI's dollar earnings, CMI from time to time purchases average rate options as a hedge against a portion of its expected net yen cash flow position. Any significant and sustained decrease in traffic or yields to and from Japan could materially adversely affect Continental's consolidated profitability.

Principal Stockholders

As of July 31, 1996, Air Canada held approximately 10.0% of the common equity interests and 4.0% of the general voting power of the Company, and Air Partners, L.P. ("Air Partners") held approximately 9.8% of the common equity interests and 39.3% of the general voting power of the Company. In addition, assuming exercise of all of the warrants held by Air Partners, approximately 23.3% of the common equity interests and 52.1% of the general voting power would be held by Air Partners. As discussed in "Recent Developments", Air Canada has announced its intention to divest its interest in the Company during December 1996 or early 1997, subject to market conditions. At any time after January 1, 1997, shares of Class A common stock may be freely converted into an equal number of shares of Class B common stock. Such conversion would effectively increase the relative voting power of those Class A stockholders who do not convert.

Various provisions in the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws (the "Bylaws") currently provide Air Partners with the right to elect one-third of the directors in certain circumstances; these provisions could have the effect of delaying, deferring or preventing a change in control of the Company. See "Recent Developments."

Risk Factors Relating to the Airline Industry

Industry Conditions and Competition

The airline industry is highly competitive and susceptible to price discounting. The Company has in the past both responded to discounting actions taken by other carriers and initiated significant discounting actions itself. Continental's competitors include carriers with substantially greater financial resources, as well as smaller carriers with lower cost structures. Airline profit levels are highly sensitive to, and during recent years have been severely impacted by, changes in fuel costs, fare levels (or "average yield") and passenger demand. Passenger demand and yields have been adversely affected by, among other things, the general state of the economy, international events and actions taken by carriers with respect to fares. From 1990 to 1993, these factors contributed to the domestic airline industry's incurring unprecedented losses. Although fare levels have increased recently, significant industry-wide discounts could be reimplemented at any time, and the introduction of broadly available, deeply discounted fares by a major United States airline would like result in lower yields for the entire industry and could have a material adverse effect on the Company's operating results.

The airline industry has consolidated in past years as a result of mergers and liquidations and may further consolidate in the future. Among other effects, such consolidation has allowed certain of Continental's major competitors to expand (in particular) their international operations and increase their market strength. Furthermore, the emergence in recent years of several new carriers, typically with low cost structures, has further increased the competitive pressures on the major United States airlines. In many cases, the new entrants have initiated or triggered price discounting. Aircraft, skilled labor and gates at most airports continue to be readily available to start-up carriers. Although management believes that Continental is better able than some of its major competitors to compete with fares offered by start-up carriers because of its lower cost structure, competition with new carriers or other low cost competitors on Continental's routes could negatively impact Continental's operating results.

Regulatory Matters

In the last several years, the United States Federal Aviation Administration (the "FAA") has issued a number of maintenance directives and other regulations relating to, among other things, retirement of older aircraft, collision avoidance systems, airborne windshear avoidance systems, noise abatement, commuter aircraft safety and increased inspections and maintenance procedures to be conducted on older aircraft. The Company expects to continue incurring expenses for the purpose of complying with the FAA's noise and aging aircraft regulations. In addition, several airports have recently sought to increase substantially the rates charged to airlines, and the ability of airlines to contest such increases has been restricted by federal legislation, U.S. Department of Transportation regulations and judicial decisions.

Management believes that the Company benefitted significantly from the expiration of the aviation trust fund tax (the "ticket tax") on December 31, 1995, although the amount of any such benefit resulting directly from the expiration of the ticket tax cannot precisely be determined. In early August 1996, the Congress approved legislation reinstating the ticket tax until December 31, 1996, and the ticket tax was reinstated on August 27, 1996. Management believes that the reimposition of the ticket tax has a negative impact on the Company, although the amount of such negative impact directly resulting from the reimposition of the ticket tax cannot be precisely determined.

Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by imposing additional requirements or restrictions on operations. Laws and regulations have also been considered that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the availability of international routes to United States carriers is regulated by treaties and related agreements between the United States and foreign governments that are amendable. Continental cannot predict what laws and regulations may be adopted or their impact, but there can be no assurance that laws or regulations currently proposed or enacted in the future will not adversely affect the Company.